Exhibit 99.2

Project Energy Reimagined Acquisition Corp. Announces Partial Exercise of Underwriter’ Over-Allotment
Option in Connection with its Initial Public Offering

Redwood City, CA – November 17, 2021 – Project Energy Reimagined Acquisition Corp. (Nasdaq: PEGRU) (the “Company”) today announced that the underwriters of its previously announced initial public offering of units have partially exercised their over-allotment option on November 12, 2021, resulting in the issuance of an additional 1,377,660 units at a public offering price of $10.00 per unit. After giving effect to the exercise of the option, an aggregate of 26,377,660 units have been issued in the initial public offering at an aggregate offering price of $263,776,600. The units began trading on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “PEGRU” on October 29, 2021. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “PEGR” and “PEGRW,” respectively.

Project Energy Reimagined Acquisition Corp. is a blank check company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any industry, sector or geographic region, the Company intends to focus its search on high-potential ESG targets within the advanced renewable energy “Grid 2.0” value-chain, including targets focused on grid reliability and stability solutions, electrification of transportation and electric vehicle infrastructure, smart and/or AI-enabled grid optimization, energy storage, second-life use of batteries and end of life battery recycling.

J.P. Morgan Securities LLC and BofA Securities acted as joint book-running managers for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 28, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from J.P. Morgan Securities LLC at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com; or BofA Securities at Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, or by emailing dg.prospectus_requests@bofa.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Relations:

Paragon PR - For Project Energy Reimagined Acquisition Corp.

P.J. Kinsella

+1 973-255-7153

pj@paragonpr.com

Investor Contact:

ir@pegyr.com